FOR IMMEDIATE RELEASE:

SKYE INTERNATIONAL INC. EARNS ETL LISTED MARK FOR PRODUCT SAFETY

FORTIS™ series Electric Whole House Tankless Water Heater Passes Rigorous Product Safety Testing and Achieves Certification

Scottsdale, AZ/ October 26, 2007/ Business Wire/  SKYE International Inc. (OTCBB: SKYY) today announced that its FORTIS™ series Electric Whole House Water Heater has passed its pre-market product safety testing regimen by Intertek ETL SEMKO, a global, independent third-party testing lab and certification agency.  As evidence of its compliance to UL Standard 499, all FORTIS™ tankless water heaters will bear Intertek’s proprietary and universally accepted and trusted ETL Listed Mark.

Intertek’s ETL Listed Mark is one of several product certification marks (such as the UL or CSA marks) that demonstrate compliance to national consensus standards  Occupational Safety and Health Administration (OSHA), requires manufacturers to submit their products to a Nationally and OSHA Recognized Testing Laboratory (NRTL) – for evaluation and certification to rigid consensus safety standards.  Intertek is an NRTL in the U.S. and is accredited as a Testing Organization (TO) and Certification Body (CB) by the Standards Council of Canada as well.  Its ETL Listed Mark is recognized by fire marshals, building inspectors, and other Authorities Having Jurisdiction (AHJs) code officials throughout North America.

According to SKYE President Perry Logan, the certification of the FORTIS™ product line now sets the stage for SKYE to commence production of its new product line by early November, with full production slated for early 2008.  The FORTIS™ line of tankless electric water heaters elevates tankless technology to a new level. The introduction of FORTIS™ to the marketplace means that American families can enjoy the freedom of endless hot water while enjoying the energy savings that result from this safe, durable and ultra-efficient appliance.

“The FORTIS™ line will set a new industry benchmark and we are excited that it will soon be available to consumers in the marketplace,” Logan said.

According to Logan, consumers have developed brand preferences for home appliances like refrigerators, ovens and even plumbing fixtures. Now, even water heaters are gaining consumer brand recognition and SKYE aims to be the premium brand of choice for the benefit-aware consumer who is looking for what is best for their family and the environment.

“From the durable, high-end stainless steel construction and advanced, ultra-safe avionics grade electronics, FORTIS™ has features that discerning homebuyers will recognize and prefer in making their home even more livable and family-friendly,” Logan said.

SKYE International Inc. Garners ETL Listed Mark for Product Safety 2-2-2

Logan said in the past, water heaters were considered a necessary, but often overlooked appliance. Now, as consumers become more knowledgeable and aware of specific features and benefits, he expects consumers will exercise brand preference in the water heater category and ask for the SKYE brand from their homebuilder or contractor.

About Intertek

The ETL SEMKO division of Intertek Group plc (LSE: ITRK), an international testing, inspection and certification organization, operates in 273 laboratories and 521 offices in 100 countries throughout the world. The company assesses customers’ products and commodities against a wide range of safety, regulatory, quality and performance standards and in some cases, certifies the management systems of customers. For more information, contact icenter@intertek.com or visit www.intertek-etlsemko.com.

About SKYE

SKYE International, Inc. designs innovative consumer appliances and products with leading edge technology and unparalleled functionality. SKYE’s mission is to provide North American homes with better choices for everyday living by creating useful, multi-generational lifestyle products delivering reliability, innovation, functionality and ecological responsibility.

For more information call 1-480-993-2300 or visit www.skye-betterliving.com

Safe Harbor

This release includes forward-looking statements that can generally be identified by phrases such as SKYE or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risks and uncertainties include, but are not limited to: general economic conditions and conditions in the markets we address; the substantial losses the company has incurred to date; demand for and market acceptance of new products; successful development of new products; the timing of new product introductions and product quality; the company's ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.